EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

                Diva Entertainment, Inc. (a Florida corporation)

        Prima Eastwest Model Management, Inc. (a California corporation)

               Que Model Management, Inc. (a New York corporation)